                                                                    EXHIBIT 12

                               HFS INCORPORATED
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                                     YEARS ENDED DECEMBER 31,
                                    --------------------------------------------------------
                                       1992       1993        1994        1995        1996
Income before income taxes,
 minority interest, and
 extraordinary loss................   $28,703    $60,668    $ 90,643    $136,570    $284,393
Plus: Fixed charges................    26,077     21,730      20,182      23,456      40,731
Less: Capitalized interest ........        --       (440)       (246)         --        (560)
                                    ---------  ---------  ----------  ----------  ----------
Earnings available to cover fixed
 charges...........................   $54,780    $81,958    $110,579    $160,026    $324,564
                                    =========  =========  ==========  ==========  ==========
Fixed charges (1):
Interest, including amortization
 of deferred loan costs............   $25,117    $20,234    $ 18,685    $ 21,789    $ 34,812
Capitalized interest...............        --        440         246          --         560
Interest portion of rental
 payments .........................       960      1,056       1,251       1,667       5,539
                                    ---------  ---------  ----------  ----------  ----------
Total fixed charges................   $26,077    $21,730    $ 20,182    $ 23,456    $ 40,731
                                    =========  =========  ==========  ==========  ==========
Ratio of earnings to fixed
 charges...........................      2.10x      3.77x       5.48x       6.82x       7.97x
                                    =========  =========  ==========  ==========  ==========

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(1)    Fixed charges consist of interest expense on all indebtedness
       (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operation lease rentals).